Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports dated May 29, 2012 with respect to Dreyfus Manager Funds I - Dreyfus MidCap Core Fund and October 29, 2012 with respect to Advantage Funds, Inc. - Dreyfus Structured Midcap Fund which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Structured Midcap Fund.

/s/ ERNST & YOUNG LLP

New York, New York
November 7, 2012